EXHIBIT 99.1

New York Community Bancorp, Inc. Reports 2nd Quarter 2004 Diluted EPS
 of $0.51, Excluding the $0.35 Per Diluted Share Repositioning Charge
                          Announced July 1st

    WESTBURY, N.Y.--(BUSINESS WIRE)--July 21, 2004--

Mortgage Loans Have Grown at an Annualized Rate of 30.5%; 2Q 2004 Loan
   Originations Totaled $2.1 Billion; Pipeline Currently Totals $1.3
                                Billion

    New York Community Bancorp, Inc. (NYSE: NYB) today reported second quarter 2004 net income of $42.8 million, or $0.16 per diluted share, reflecting the impact of a $94.9 million, or $0.35 per diluted share, after-tax charge on the sale of investment securities in connection with the repositioning of the balance sheet announced on July 1st. Excluding this charge, the Company's second quarter 2004 earnings amounted to $137.6 million, as compared to $71.8 million in the second quarter of 2003, equivalent to a 27.5% increase in diluted earnings per share to $0.51 from $0.40.(1)
    As announced on July 1st, the Company sold $5.1 billion of available-for-sale securities with an average yield of 4.62% and an expected weighted average life of six years in the current rate environment. The proceeds from the sale were utilized to reduce the Company's short-term borrowings by $5.1 billion. As a result of the deleveraging, collateralized wholesale borrowings were reduced to $9.9 billion at June 30, 2004, representing 41.2% of total assets at that date. In addition, the Company extended $2.4 billion of short-term borrowings to a three-year average maturity, with an average cost of 3.32%.
    For the six months ended June 30, 2004, the Company reported net income of $172.8 million, or $0.64 per diluted share, as compared to $139.1 million, or $0.76 per diluted share, for the six months ended June 30, 2003.(1) Excluding the second quarter 2004 repositioning charge, the Company's earnings for the current six-month period would have amounted to $267.7 million, representing a 30.3% increase in diluted earnings per share to $0.99.
    For the three and six months ended June 30, 2004, the Company also reported cash earnings of $146.0 million and $306.6 million, or $0.55 and $1.13 per diluted share, excluding the aforementioned repositioning charge.(2)
    Commenting on the quarter, President and Chief Executive Officer Joseph R. Ficalora stated, "With our strategic review now behind us, we are focused on moving forward, generating earnings with a balance sheet that reflects our fundamental strengths: our dominance as a multi-family lender in New York City, the quality of our assets, and the efficiency of our branch network. Our results this quarter reaffirm the profitability of our basic business model, which continues to be as productive and sound as it has been in the past.
    "Our multi-family lending niche is deeper, and stronger, than ever before, as evidenced by the record volume of loans produced in the second quarter. Of the $3.2 billion of loans produced year-to-date, $2.2 billion were secured by multi-family buildings, including $1.5 billion in the second quarter of the year. In addition, our current pipeline totals $1.3 billion; multi-family loans represent approximately 70% of this amount. We continue to originate our loans in the same way we've always made them, in accordance with the same credit standards and the same kinds of terms. On the basis of our year-to-date growth, we are now on track to deliver a 30% net increase in multi-family loans and a 25% net increase in total loans by the end of the year.
    "Our record of asset quality was also extended in the second quarter, which was our 39th consecutive quarter without any net charge-offs against the loan loss allowance," Mr. Ficalora said.
    "In the past four years, our assets have grown from $2 billion to $24 billion, the result of three merger transactions, organic loan production, and a strategy that capitalized on the steepest yield curve in a period of ten years. With the yield curve starting to flatten and the post-merger repositioning of our balance sheet now completed, we are focused on growing deposits through our 142 branches and on generating additional funding through our remaining securities portfolio. We are encouraged by the initial response to our campaign to attract new deposits, which builds upon our expanded footprint in our marketplace.
    "We are confident that the proven strength and success of our basic business model will enable us to generate solid earnings, and that our financial performance will combine with our ongoing commitment to quarterly cash dividend payments to provide shareholder value in the future, as in the past," Mr. Ficalora said.

    2004, 2005 Earnings Estimates Reaffirmed

    The Company also reaffirmed the earnings guidance provided in its balance sheet repositioning announcement on July 1st. Diluted earnings per share are currently expected to range from $1.42 to $1.47 in 2004, including the repositioning charge in the second quarter; excluding the charge, the Company's 2004 diluted earnings per share estimates currently range from $1.77 to $1.82. For 2005, the Company is currently projecting diluted earnings per share in the range of $1.65 to $1.70. The current 2004 and 2005 projections assume a 200-basis point increase in market interest rates over the next four quarters and a flattening yield curve.

    Second Quarter 2004 Earnings Summary

    Net Interest Income

    The Company recorded second quarter 2004 net interest income of $235.2 million, up $126.9 million, or 117.1%, from the total recorded in the year-earlier three months. The increase was the result of a $166.9 million, or 102.8%, rise in interest income to $329.2 million, which served to offset a $40.0 million, or 74.2%, rise in interest expense to $94.0 million.
    In addition to the interest-earning assets acquired in the Roslyn merger, the increase in interest income reflects the record volume of loans produced over the past four quarters and the leveraged growth of the securities portfolio during the same time. The average balance of interest-earning assets rose $13.8 billion, or 127.7%, year-over-year to $24.6 billion, tempering a 66-basis point decline in the average yield to 5.35%. The lower yield was primarily a function of the decline in market interest rates over the past twelve months. The Company currently expects its average yield to remain relatively flat or trend slightly upward over the next four quarters as the cash flows from securities are deployed into mortgage loan production in a rising interest rate environment.
    The growth in net interest income was also supported by a reduction in the Company's cost of funds, which served to offset an increase in its average interest-bearing liabilities. While the Roslyn merger combined with an increase in borrowings to boost the average balance $14.0 billion, or 143.6%, year-over-year to $23.7 billion, the average cost of funds declined 63 basis points to 1.59%. The reduction in cost was indicative of the prevailing interest rate environment; on a go-forward basis, the cost of funds is expected to trend slightly higher, reflecting the expected increase in short-term interest rates, the campaign to attract new deposits, and the Company's extension of wholesale borrowings totaling $2.4 billion in connection with the aforementioned balance sheet repositioning.
    The Company's interest rate spread and net interest margin were similarly impacted by these factors, and amounted to 3.76% and 3.83%, respectively, in the second quarter of 2004. The Company's spread and margin were down three and 18 basis points, respectively, from the year-earlier measures, primarily reflecting the increase in wholesale borrowings, the allocation of $203.4 million toward share repurchases, and the full-year impact of the lowest market interest rates in a span of 40 years. The Company currently expects to see further spread and margin compression in the coming quarters, due to the extension of wholesale borrowings, the discontinuation of its leveraged growth strategy, and its campaign to generate deposit growth.

    Other Operating (Loss) Income

    Other operating (loss) income consists of three components: fee income, other income, and net (losses) gains on the sale of securities. Excluding net securities losses and gains, the Company recorded other operating income of $31.0 million and $23.1 million, respectively, in the current and year-earlier second quarters, signifying a year-over-year increase of 34.1%. The increase reflects a $3.5 million, or 23.7%, rise in fee income to $18.2 million and a $4.4 million, or 52.3%, rise in other income to $12.8 million.
    The increase in fee income primarily stemmed from the rise in loan production and the addition of Roslyn's branch network and deposit base. The increase in other income stemmed from several sources, including the sale of third-party investment products, income from the Company's joint venture, and the income produced by Bank-owned Life Insurance ("BOLI"), which was largely augmented by the addition of Roslyn's BOLI investment.

    Non-interest Expense

    The Company recorded non-interest expense of $50.6 million in the current second quarter, as compared to $35.4 million in the year-earlier three months. Operating expenses represented $47.8 million and $33.9 million, respectively, of the second quarter 2004 and 2003 totals, and 0.69% and 1.12% of average assets in the corresponding periods. The increase in operating expenses was primarily driven by the Roslyn merger, which added 39 banking offices to the Company's franchise. Subsequent to the merger, three additional branches were opened, including a traditional branch in Mineola, New York, on July 12, 2004.
    Occupancy and equipment expense accounted for $4.3 million of the increase in total operating expenses, and amounted to $9.8 million in the second quarter of 2004. Compensation and benefits rose $3.4 million, or 16.7%, year-over-year to $23.5 million, reflecting additions to both branch and back-office staff. At the same time, general and administrative ("G&A") expense rose $5.1 million, or 69.6%, to $12.3 million; other expenses rose $1.1 million to $2.1 million. These increases were also primarily merger-related and reflect the costs of operating and marketing a significantly larger bank.
    Excluding the pre-tax repositioning charge from the second quarter 2004 calculation, the Company's efficiency ratio was 17.94% in the current second quarter, as compared to 23.89% in the year-earlier three months. The Company calculates the efficiency ratio by dividing its total operating expenses by the sum of net interest income and other operating income, which, together, are referred to as its "total revenues". Reflecting the shrinkage of the balance sheet, it is currently management's expectation that the efficiency ratio will increase in the coming quarters, but continue to rank among the industry's best.
    The amortization of core deposit intangibles ("CDI") accounted for the remaining $2.9 million of non-interest expense in the current second quarter and the remaining $1.5 million in the second quarter of 2003. The increase in CDI amortization reflects the addition of the CDI stemming from the Roslyn merger to the CDI stemming from the Company's merger with Richmond County Financial Corp. ("Richmond County") on July 31, 2001.

    Income Tax Expense

    Income tax expense totaled $15.6 million in the current second quarter, down $19.2 million from the year-earlier amount. The reduction reflects a $48.2 million decline in pre-tax income to $58.4 million, and a 594-basis point decline in the effective tax rate to 26.7%. These reductions were attributable to the repositioning charge in the second quarter. The Company anticipates that its effective tax rate will be in the range of 33% to 34% over the next two quarters, resulting in an effective tax rate of approximately 33.4% for the twelve months ended December 31, 2004.

    Earnings Summary for the Six Months Ended June 30, 2004

    Net Interest Income

    The Company recorded net interest income of $448.7 million in the current six-month period, up $232.1 million, or 107.1%, from the total recorded in the six months ended June 30, 2003. The increase stemmed from a $296.2 million, or 90.1%, rise in interest income to $625.0 million, which more than offset a $64.1 million, or 57.1%, rise in interest expense to $176.3 million.
    The same combination of factors that contributed to the rise in second quarter interest income contributed to the increase in interest income in the current six-month period: the addition of Roslyn's interest-earning assets; the record level of loan production; and the leveraged growth of the securities portfolio. As a result, the average balance of interest-earning assets rose $12.1 billion, or 113.4%, year-over-year to $22.8 billion, offsetting a 67-basis point decline in the average yield to 5.48%.
    Similarly, the increase in interest expense reflects the interest-bearing liabilities acquired in the Roslyn merger and the Company's use of borrowings to grow the balance sheet. While average interest-bearing liabilities rose $12.5 billion, or 129.8%, year-over-year to $22.1 billion, the increase was, once again, tempered by a decline in the average cost of funds. Reflecting the drop in market interest rates over the past four quarters, the average cost of funds declined 74 basis points year-over-year to 1.60% in the six months ended June 30, 2004.
    While the Company's spread rose to 3.88%, signifying a seven-basis point year-over-year increase, its margin declined twelve basis points to 3.93% in the first six months of 2004. While both measures were impacted by the leveraged growth of the balance sheet over the past four quarters, the reduction in net interest margin also reflects the allocation of $272.9 million toward share repurchases during this time.

    Other Operating (Loss) Income

    Excluding respective net securities losses and gains, the Company recorded other operating income of $58.5 million in the current six-month period, as compared to $43.1 million in the six months ended June 30, 2003. The increase stemmed from a $5.6 million, or 21.2%, rise in fee income to $32.0 million and a $9.9 million, or 59.1%, rise in other income to $26.6 million. The same factors that contributed to the rise in second quarter 2004 fee and other income contributed to the rise in the six-month 2004 amounts.

    Non-interest Expense

    The Company recorded non-interest expense of $100.4 million and $70.9 million in the first six months of 2004 and 2003, respectively. Operating expenses represented $94.7 million and $67.9 million of the six-month 2004 and 2003 totals, and 0.72% and 1.12% of average assets in the corresponding periods. CDI amortization accounted for $5.7 million and $3.0 million of non-interest expense in the first six months of 2004 and 2003.
    The increase in operating expenses was largely attributable to the merger-related expansion of the branch network and the associated increases in branch and back-office staff. Compensation and benefits expense rose $9.9 million, or 25.5%, year-over-year to $48.8 million, while occupancy and equipment expense rose $7.8 million, or 67.6%, to $19.3 million. At the same time, G&A expense rose $8.0 million to $22.9 million; other expenses rose a more modest $1.1 million to $3.7 million.
    Excluding the net loss on the sale of securities in the second quarter from the calculation, the Company's efficiency ratio was 18.31% in the current six-month period, as compared to 24.52% in the first six months of 2003.

    Income Tax Expense

    Income tax expense totaled $86.8 million in the current six-month period, up $20.0 million from the total recorded in the first six months of 2003. The increase reflects a $53.7 million rise in pre-tax income to $259.6 million, and a 100-basis point rise in the effective tax rate to 33.4%.

    Balance Sheet Summary

    Reflecting the repositioning of the balance sheet toward the end of the second quarter, and the record volume of loans originated year-to-date, the Company recorded total assets of $24.1 billion at June 30, 2004, as compared to $26.5 billion at March 31, 2004 and $23.4 billion at December 31, 2003.

    Loans

    The Company recorded total loans of $11.9 billion at the close of the current second quarter, as compared to $10.5 billion at December 31, 2003. The increase reflects the record volume of loans produced, with $3.2 billion of loans originated since the end of December, including $2.1 billion in the second quarter of the year. By comparison, loan originations totaled $1.5 billion in the year-earlier six-month period, with second quarter originations accounting for $767.8 million of that amount.
    Multi-family loans represented $8.5 billion, or 71.9%, of outstanding loans at the close of the current second quarter, and for $2.2 billion, or 69.9%, of originations year-to-date. Second quarter originations accounted for $1.5 billion of the latter amount. At June 30, 2004, the multi-family loan portfolio was up $1.2 billion from the year-end 2003 balance, signifying an annualized growth rate of 31.7%. The average multi-family loan had a loan-to-value ratio of 59.0% and a principal balance of $2.7 million at the current second quarter-end.
    Multi-family loans are the Company's principal asset and are originated today in accordance with the same terms, and in accordance with the same stringent credit standards, as they have been for many years. The Company's multi-family loans generally feature a fixed rate of interest for the first five years of the loan and a rate that adjusts annually over a subsequent five-year period. However, as multi-family lending is largely a refinancing business, the typical multi-family loan refinances within the first five years. Accordingly, the expected weighted average life of the Company's multi-family loan portfolio was 3.8 years at June 30, 2004, thus providing a significant natural hedge against rising interest rates.
    In addition to generating revenues, the Company's multi-family loans also support its asset quality: The Company has not had a loss on an in-market multi-family loan for more than twenty years. The majority of these loans are secured by rent-controlled and -stabilized buildings in the five boroughs of New York City. Because the rents on the apartments are typically below-market, the buildings tend to be fully occupied, even during downturns in the economy.
    Commercial real estate loans, which are originated in accordance with the same terms and credit standards as the Company's multi-family loans, represented $569.2 million, or 18.0%, of year-to-date originations, including $402.5 million, or 19.2%, of loans produced in the second quarter of the year. The portfolio totaled $1.9 billion at June 30, 2004, representing 15.7% of loans outstanding, up $413.9 million, or 28.6%, from the balance at year-end 2003. The average loan in the portfolio had a principal balance of $1.7 million and a 57.7% loan-to-value ratio at the close of the second quarter. The expected weighted average life of the portfolio was 4.5 years at that date.
    Construction loans represented $260.1 million, or 8.2%, of year-to-date originations and $115.9 million, or 5.5%, of loans produced in the second quarter of the year. At June 30, 2004, the portfolio totaled $752.9 million, representing 6.3% of loans outstanding, and a $109.4 million, or 17.0%, rise, from the balance recorded at December 31, 2003. The increase in construction loans reflects the addition of Roslyn's expertise in residential subdivision construction lending, the benefit of which is also reflected in the joint venture income produced through this lending niche. Construction loans are originated for terms of 18 to 24 months, with a floating rate of interest that is tied to various economic indices. The loans have a strong credit history, with no losses having been recorded in more than a decade, and generate fee income in the form of points up front and, occasionally, over the life of the loan.
    While the Company retains the multi-family, commercial real estate, and construction and development loans it produces, it originates one-to-four family and consumer loans on a conduit basis only, and sells them to a third party within ten business days of closing. The loans in these portfolios have primarily been acquired through merger transactions or were originated by the Company before December 1, 2000, when it adopted its conduit policy. At June 30, 2004, the portfolio of one-to-four family loans totaled $594.4 million, signifying a $136.6 million, or 18.7%, reduction from the balance recorded at December 31, 2003. At the same time, the portfolio of other loans declined $177.1 million, or 56.8%, to $134.5 million. While the reduction in one-to-four family loans was entirely attributable to repayments, the reduction in other loans reflects repayments and the sale of $129.9 million of home equity loans during the first quarter of 2004. The reductions in these portfolios are consistent with the Company's focus on minimizing interest rate and credit risk.
    The Company currently has a pipeline of $1.3 billion; multi-family loans represent approximately 70% of this amount. It is currently management's expectation that, despite the increase in interest rates that is generally expected, the Company's loan portfolio is likely to reflect an annual growth rate of approximately 25% at December 31st.

    Asset Quality

    While loans have grown substantially over the past two quarters, the quality of the portfolio continues to be strong. The second quarter of 2004 was the Company's 39th consecutive quarter without any net charge-offs against the allowance for loan losses; the ratio of non-performing loans to loans, net, was 0.19% at the close of the quarter, as compared to 0.27% and 0.33% at March 31, 2004 and December 31, 2003, respectively.
    Non-performing loans totaled $22.5 million at June 30, 2004, signifying a $7.2 million reduction from the March 31, 2004 balance and an $11.9 million reduction from the balance recorded at December 31, 2003. The linked-quarter decline was attributable to the transfer to "other real estate owned" of a non-accrual loan that Roslyn had reserved for more than two years ago. The property, which had a book value of $11.0 million at the current second quarter-end, is under contract for sale to an unrelated third party. The Company does not expect to realize a loss on this loan when the sale is consummated in the second half of this year.
    Reflecting the transfer, other real estate owned totaled $11.2 million, bringing total non-performing assets to $33.7 million at June 30, 2004. The latter amount was equivalent to 0.14% of total assets; at March 31, 2004 and December 31, 2003, non-performing assets respectively totaled $29.9 million and $34.4 million, and were equivalent to 0.11% and 0.15% of total assets, at the corresponding dates.
    In view of the current quality of the Company's assets, the provision for loan losses was suspended in the second quarter, consistent with the Company's practice since the third quarter of 1995. In the absence of any net charge-offs or provisions for loan losses, the loan loss allowance totaled $78.3 million, consistent with the December 31, 2003 balance, and represented 348.62% of non-performing loans and 0.66% of loans, net, at June 30, 2004.

    Securities

    Reflecting the aforementioned sale of securities in the second quarter, the Company recorded total investment securities of $8.5 billion at June 30, 2004, representing 35.1% of total assets, as compared to $12.1 billion, or 45.7% of total assets, at March 31, 2004 and $9.5 billion, or 40.5% of total assets, at December 31, 2003.
    Securities available for sale represented $3.9 billion of the June 30, 2004 total, with held-to-maturity securities representing the remaining $4.5 billion. Included in the latter amount were $1.0 billion of investment securities that were transferred from "available for sale" to "held to maturity" and that had a net unrealized depreciation, net of tax, of $29.3 million at the time the transfer took place. The net unrealized depreciation, net of tax, on the available-for-sale securities portfolio was $84.4 million at June 30, 2004.
    The following table sets forth certain information regarding the carrying value, book yield, and estimated weighted average life of the Company's available-for-sale mortgage-backed and -related securities at June 30, 2004.

                                              At June 30, 2004
                                       -------------------------------
                                                            Estimated
                                        Carrying Estimated   Average
                                         Value   Book Yield   Life
(dollars in thousands)                 --------- ---------- ----------
Available-for-sale mortgage-backed
 and -related securities:
  Agency CMOs                         $  641,591    4.29%   3.77 years
  Mortgage-backed securities           1,660,003    4.38    5.36
  Private label CMOs                   1,299,158    4.61    3.19
                                       --------- ---------- ----------
Total available-for-sale mortgage-
 backed and -related securities       $3,600,752    4.45%   4.29 years
                                       ========= ========== ==========

    It is management's expectation that the portfolio of available-for-sale mortgage-backed and -related securities will be reduced through principal repayments over time. The cash flows produced will be a meaningful source of funding for investment in loan production, as more fully discussed under "funding sources," below.

    Funding Sources

    The proceeds from the sale of securities in the second quarter were utilized to reduce the Company's balance of wholesale borrowings. At June 30, 2004, wholesale borrowings totaled $9.9 billion, as compared to $11.9 billion and $9.1 billion, respectively, at March 31, 2004 and December 31, 2003. Federal Home Loan Bank of New York ("FHLB-NY") advances represented $3.2 billion of the June 30, 2004 total; repurchase agreements represented $6.8 billion at that date.
    The following table presents the maturities and weighted average rates of the Company's wholesale borrowings over the next six quarters:

                                                        Contractual
                                              Total      Weighted
(dollars in thousands)                        Amount      Average
Contractual Maturity                         Maturing      Rate
                                            ----------- -----------
3Q 2004                                     $  478,248       2.52%
4Q 2004                                             --         --
1Q 2005                                         97,400       5.08
2Q 2005                                        474,848       2.43
3Q 2005                                        152,658       3.13
4Q 2005                                        848,806       1.97
                                            ----------- -----------
Total                                       $2,051,960       2.44%(1)
                                            =========== ===========

(1) Excludes the effect of purchase accounting adjustments; if such adjustments were included, the weighted average rate would be 2.21%.

    In addition to wholesale borrowings, the Company had junior subordinated debentures totaling $443.1 million at the close of the second quarter and other borrowings, consisting of senior debt and REIT-preferred securities, of $364.2 million. At March 31, 2004 and December 31, 2003, respectively, other borrowings totaled $365.5 million and $794.9 million; junior subordinated debentures totaled $445.9 million at the end of March. Borrowed funds thus totaled $10.7 billion at June 30, 2004, as compared to $12.7 billion and $9.9 billion, respectively, at March 31, 2004 and December 31, 2003.
    While wholesale borrowings represented a significant funding source in previous quarters, the Company has discontinued its leveraged growth strategy. In the quarters ahead, management expects to rely on an inflow of deposits and the cash flows produced by principal repayments of mortgage-backed and -related securities to fund its interest-earning asset growth. Cash flows are expected to be deployed into mortgage loan production, primarily within the Company's multi-family niche.
    Cash flows from principal repayments of mortgage-backed and -related securities generated $1.9 billion for investment in the first six months of 2004, and are currently expected to produce an additional $800 million in the second half of the year. It is also currently expected that the portfolio of mortgage-backed and -related securities will generate cash flows of approximately $950 million during the twelve months ended December 31, 2005. These projections are based on management's current expectation that interest rates will rise 200 basis points over the next four quarters and that the yield curve will flatten during this time.
    In addition, the Company initiated a campaign to attract new deposits toward the end of the second quarter and expects to see the results thereof in the quarters ahead. At June 30, 2004, core deposits totaled $6.2 billion, up $209.4 million from the balance recorded at December 31, 2003. The increase was fueled by a $293.8 million rise in NOW and money market accounts to $2.6 billion and a $16.9 million rise in non-interest-bearing accounts to $737.1 million, which offset a $101.4 million reduction in savings accounts to $2.8 billion. Core deposits represented 61.7% of total deposits at the close of the second quarter, up from 57.8% at year-end 2003.
    Core deposit growth was partly offset by a $522.2 million decline in certificates of deposit ("CDs") to $3.8 billion. It is management's expectation that the balance of CDs will start to grow in the coming quarters as its campaign to attract new deposits results in a rise in both core and CD accounts.

    Interest Rate Sensitivity

    As a result of the repositioning that took place toward the end of the second quarter, the Company realized a significant improvement in its interest rate risk profile, as reflected in the table below.

                              At June 30, At March 31, At December 31,
                                 2004         2004          2003
                              ----------  -----------  --------------
Interest Rate Sensitivity Gap:
 One-year                        0.20  %    (11.58)%       (0.63)%
 More than one-to-three years    6.40         0.90         11.16
 More than three-to-five years  18.15        11.75         14.17
Net Interest Income Simulation
 (1):
  +200 basis points over 12
   months                       (2.44)       (7.83)        (5.49)
  -100 basis points over 12
   months                        0.03         4.67          2.29

(1) In addition to a flattening yield curve, the Company's projected 2005 diluted earnings per share already assume a 200-basis point increase in interest rates over the next twelve months.

    Stockholders' Equity

    Stockholders' equity totaled $3.0 billion at the close of the current quarter, up $171.6 million, or 6.0%, from the balance recorded at December 31, 2003. The June 30, 2004 amount was equivalent to 12.62% of total assets and a book value per share of $11.71; at year-end 2003, stockholders' equity was equivalent to 12.24% of total assets and a book value of $11.40 per share. The increase in stockholders' equity reflects six-month 2004 net income of $172.8 million, additional cash contributions to tangible stockholders' equity of $38.9 million(2), and net proceeds of $399.5 million from the issuance of 13.5 million shares in a follow-on common stock offering on January 30, 2004.
    These contributing factors were offset by the net unrealized loss on securities available for sale, net of tax, of $84.4 million and the net unrealized loss on securities that were transferred to held to maturity, net of tax, of $29.3 million at June 30, 2004. In addition, the Company distributed cash dividends to shareholders totaling $120.8 million in the current six-month period and allocated $272.9 million toward the repurchase of 9,180,075 shares during this time. Included in the latter amount were 7,035,701 shares repurchased in the current second quarter for a total of $203.4 million, under the Board of Directors' five million-share repurchase authorizations on February 26 and April 20, 2004. At June 30, 2004, 1,784,466 shares were still available for repurchase under the latter authorization.
    Tangible stockholders' equity totaled $994.8 million at the close of the second quarter, equivalent to 4.51% of total tangible assets and a tangible book value of $3.83 per share. While these amounts were below those recorded at the close of the trailing quarter, they reflect an improvement from the amounts recorded at December 31, 2003. Tangible stockholders' equity totaled $851.3 million at that date, equivalent to 3.97% of total tangible assets and a tangible book value of $3.38 per share.
    The Company's capital ratios continued to exceed the minimum federal requirements for a bank holding company at June 30, 2004. Similarly, the Bank's capital ratios continued to exceed each of the minimum levels required for classification as a "well capitalized institution" under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") at that date.
    The following tables present the Company's and the Bank's leverage capital, Tier 1 risk-based capital, and total risk-based capital levels at June 30, 2004 and the respective minimum federal requirements.

Regulatory Capital Analysis (Company)

                                   At June 30, 2004
               -------------------------------------------------------
                                           Risk-Based Capital
                                  ------------------------------------
               Leverage Capital         Tier 1             Total
               ----------------   ------------------- ----------------
(dollars in      Amount   Ratio      Amount   Ratio    Amount   Ratio
 thousands)    ---------- -----    ---------- ------ ---------- ------
Total equity   $1,691,490 6.52%(1) $1,691,490 14.65% $1,898,783 16.45%
Regulatory
 capital
 requirement    1,297,434 5.00        692,546  6.00   1,154,243 10.00
               ---------- -----    ---------- ------ ---------- ------
Excess           $394,056 1.52%      $998,944  8.65%   $744,540  6.45%
               ========== =====    ========== ====== ========== ======

(1) Based on total assets at June 30, 2004, the Company's leverage capital ratio was 7.67%.

Regulatory Capital Analysis (Bank Only)

                                   At June 30, 2004
               -------------------------------------------------------
                                           Risk-Based Capital
                                  ------------------------------------
               Leverage Capital         Tier 1             Total
               ----------------   ------------------- ----------------
(dollars in      Amount   Ratio      Amount   Ratio    Amount   Ratio
 thousands)    ---------- -----    ---------- ------ ---------- ------
Total equity   $1,915,115 7.42%(1) $1,915,115 16.57% $1,993,408 17.25%
Regulatory
 capital
 requirement
 for
 classification
 as a well
 capitalized
 institution    1,291,085 5.00        693,259  6.00   1,155,432 10.00
               ---------- -----    ---------- ------ ---------- ------
Excess           $624,030 2.42%    $1,221,856 10.57%   $837,976  7.25%
               ========== =====    ========== ====== ========== ======

(1) Based on total assets at June 30, 2004, the Bank's leverage capital ratio was 8.73%.

    It is currently management's expectation that the Bank will continue to be well capitalized under the federal regulatory guidelines.
    New York Community Bancorp, Inc. is the $24.1 billion holding company for New York Community Bank and the fifth largest thrift in the nation, based on total assets. The Bank serves its customers through a network of 142 banking offices in New York City, Long Island, Westchester County, and New Jersey, and operates through seven divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. In addition to operating the largest supermarket banking franchise in the New York metro region, with 52 in-store branches, the Bank is one of the leading producers of multi-family mortgage loans in New York City. Additional information about the Company and its financial performance is available at www.myNYCB.com.

    Conference Call

    The Company will host a conference call on July 21, 2004 at 10:00 a.m. (ET) to discuss the repositioning of its balance sheet, its second quarter 2004 performance, and its business model. The conference call may be accessed by phoning 800-311-6662 (for domestic calls) or 719-457-2696 (for international calls) and providing the following access code: 597201. Alternatively, the conference call may be accessed by visiting the Company's web site, www.myNYCB.com, clicking on "Investor Relations," and following the prompts. The webcast will be archived at the Company's web site approximately two hours following completion of the call through 5:00 p.m. on July 28, 2004; the telephone replay will be available through midnight on that date. To access the replay, please call 888-203-1112 (for domestic calls) or 719-457-0820 (for international calls) and provide the same access code.

    Forward-looking Statements and Associated Risk Factors

    This release, and the associated conference call and webcast, like many written and oral communications presented by the Company and its authorized officers, may contain certain forward-looking statements regarding its prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.
    Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words "plan," "believe," "expect," "intend," "anticipate," "estimate," "project," or other similar expressions. The Company's ability to predict results or the actual effects of its plans and strategies, including the recent deleveraging of its balance sheet and extension of its liabilities, is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.
    Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in general economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, competition, and demand for financial services and loan, deposit, and investment products in the Company's local markets; changes in the quality or composition of the loan or investment portfolios; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the Company's operations, pricing, and services. Specific factors that could cause future results to vary from current management expectations are detailed from time to time in the Company's SEC filings, which are available at the Company's web site, www.myNYCB.com.
    Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

    - Financial Statements and Highlights Follow -

(1) Per-share amounts for the three and six months ended June 30, 2003 have been adjusted to reflect a 4-for-3 stock split on February 17, 2004.

(2) Please see the reconciliation of GAAP and cash earnings beginning on page 17 of this release.

                   NEW YORK COMMUNITY BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF CONDITION
                   (in thousands, except share data)

                                              June 30,    December 31,
                                                2004          2003
                                             (unaudited)
                                            ------------- ------------
Assets
Cash and due from banks                     $   249,812   $   285,904
Money market investments                          1,169         1,167
Securities available for sale:
  Mortgage-backed and -related securities     3,600,752     5,501,377
  Debt and equity securities                    332,927       775,657
Securities held to maturity:
  Mortgage-backed and -related securities
   (estimated market value of $2,440,140 and
   $2,004,902, respectively)                  2,580,503     2,038,560
  Debt and equity securities (estimated
   market value of $1,936,363 and
   $1,214,094, respectively)                  1,949,513     1,184,338
Federal Home Loan Bank of New York stock, at
 cost                                           224,565       170,915
Mortgage loans:
  Multi-family                                8,536,056     7,369,178
  Commercial real estate                      1,858,953     1,445,048
  1-4 family                                    594,370       730,963
  Construction                                  752,937       643,548
                                            ------------- ------------
Total mortgage loans                         11,742,316    10,188,737
Other loans                                     134,500       311,634
Less:  Allowance for loan losses                (78,293)      (78,293)
                                            ------------- ------------
Loans, net                                   11,798,523    10,422,078
Premises and equipment, net                     151,793       152,584
Goodwill                                      1,952,225     1,918,353
Core deposit intangibles                         93,273        98,993
Deferred tax asset, net                         308,167       256,920
Other assets                                    844,528       634,491
                                            ------------- ------------
Total assets                                $24,087,750   $23,441,337
                                            ============= ============

Liabilities and Stockholders' Equity
Deposits:
  NOW and money market accounts             $ 2,594,027   $ 2,300,221
  Savings accounts                            2,845,691     2,947,044
  Certificates of deposit                     3,839,446     4,361,638
  Non-interest-bearing accounts                 737,119       720,203
                                            ------------- ------------
Total deposits                               10,016,283    10,329,106
                                            ------------- ------------
Official checks outstanding                      30,821        78,124
Borrowed funds:
  Wholesale borrowings                        9,924,178     9,136,070
  Junior subordinated debentures                443,071            --
  Other borrowings                              364,184       794,943
                                            ------------- ------------
Total borrowed funds                         10,731,433     9,931,013
Mortgagors' escrow                               63,936        31,240
Other liabilities                               204,989       203,197
                                            ------------- ------------
Total liabilities                            21,047,462    20,572,680
                                            ------------- ------------
Stockholders' equity:
  Preferred stock at par $0.01 (5,000,000
   shares authorized; none issued)                   --            --
  Common stock at par $0.01 (600,000,000
   shares authorized; 273,396,452 and
   259,915,509 shares issued, respectively;
   264,493,040 and 256,649,073 shares
   outstanding, respectively)                     2,734         1,949
  Paid-in capital in excess of par            3,005,090     2,565,620
  Retained earnings (partially restricted)      409,537       434,577
  Less:  Treasury stock (8,903,412 and
          3,266,436 shares, respectively)      (244,977)      (79,745)
         Unallocated common stock held by
          ESOP                                  (15,303)      (15,950)
         Common stock held by SERP and
          Deferred Compensation Plans            (3,113)       (3,113)
         Unearned common stock held by RRPs          --           (41)
  Net unrealized loss on securities
   available for sale, net of tax               (84,360)      (34,640)
  Net unrealized loss on securities
   transferred to held to maturity, net of
   tax                                          (29,320)           --
                                            ------------- ------------
Total stockholders' equity                    3,040,288     2,868,657
                                            ------------- ------------
Total liabilities and stockholders' equity  $24,087,750   $23,441,337
                                            ============= ============

                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except per share data)
                              (unaudited)

                                 For the               For the
                            Three Months Ended     Six Months Ended
                                 June 30,              June 30,
                          ---------------------- --------------------
                             2004        2003      2004       2003
                          ----------- ---------- --------- ----------
Interest Income:
 Mortgage and other loans  $ 160,822   $105,710  $317,021   $208,966
 Debt and equity
  securities                  35,782     22,904    69,813     41,514
 Mortgage-backed and
  -related securities        132,533     33,386   237,917     77,811
 Money market investments         63        310       297        593
                          ----------- ---------- --------- ----------
Total interest income        329,200    162,310   625,048    328,884
                          ----------- ---------- --------- ----------

Interest Expense:
 NOW and money market
  accounts                     5,355      2,208    12,219      5,994
 Savings accounts              3,434      2,889     7,531      7,064
 Certificates of deposit      10,446      9,011    17,714     19,787
 Borrowed funds               74,667     39,847   138,726     79,382
 Mortgagors' escrow               71         --       115         --
                          ----------- ---------- --------- ----------
Total interest expense        93,973     53,955   176,305    112,227
                          ----------- ---------- --------- ----------
   Net interest income       235,227    108,355   448,743    216,657
Provision for loan
 losses                           --         --        --         --
                          ----------- ---------- --------- ----------
   Net interest income
    after provision for
    loan losses              235,227    108,355   448,743    216,657
                          ----------- ---------- --------- ----------

Other Operating (Loss)
 Income:
 Fee income                   18,213     14,723    31,958     26,362
 Net securities (losses)
  gains                     (157,215)    10,581  (147,271)    17,066
 Other                        12,757      8,375    26,560     16,692
                          ----------- ---------- --------- ----------
Total other operating
 (loss) income              (126,245)    33,679   (88,753)    60,120
                          ----------- ---------- --------- ----------

Non-interest Expense:
Operating expenses:
 Compensation and benefits    23,499     20,142    48,795     38,868
 Occupancy and equipment       9,771      5,443    19,308     11,519
 General and
  administrative              12,340      7,276    22,945     14,906
 Other                         2,145      1,074     3,650      2,581
                          ----------- ---------- --------- ----------
Total operating expenses      47,755     33,935    94,698     67,874
 Amortization of core
 deposit intangibles           2,860      1,500     5,720      3,000
                          ----------- ---------- --------- ----------
Total non-interest expense    50,615     35,435   100,418     70,874
                          ----------- ---------- --------- ----------
Income before income taxes    58,367    106,599   259,572    205,903
Income tax expense            15,612     34,847    86,794     66,783
                          ----------- ---------- --------- ----------
   Net Income              $  42,755    $71,752  $172,778   $139,120
                          =========== ========== ========= ==========

   Basic earnings per share
    (1)                        $0.16      $0.41     $0.66      $0.78
                          =========== ========== ========= ==========
   Diluted earnings per
    share (1)                  $0.16      $0.40     $0.64      $0.76
                          =========== ========== ========= ==========

(1) Per-share amounts for the three and six months ended June 30, 2003 have been adjusted to reflect a 4-for-3 stock split on February 17, 2004.

                   NEW YORK COMMUNITY BANCORP, INC.
               RECONCILIATION OF GAAP AND CASH EARNINGS

    Although cash earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that cash earnings are an important measure because of their contribution to tangible stockholders' equity.
    The Company calculates cash earnings by adding back to net income certain items that have been charged against earnings, net of income taxes, but have been added back to tangible stockholders' equity. These items fall into three primary categories: expenses related to the amortization and appreciation of shares held in the Company's Employee Stock Ownership Plan ("ESOP"); the associated tax benefits; and the amortization of the CDI stemming from the Company's mergers with Roslyn and Richmond County on October 31, 2003 and July 31, 2001, respectively. Unlike other expenses incurred by the Company, the aforementioned charges do not reduce the Company's tangible stockholders' equity. For this reason, the Company believes that cash earnings are useful to investors seeking to evaluate its operating performance and to compare its performance with other companies in the banking industry that also report cash earnings.
    Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data prepared in accordance with GAAP. Moreover, the manner in which the Company calculates cash earnings may differ from that of other companies reporting measures with similar names.
    A reconciliation of the Company's GAAP and cash earnings for the three and six months ended June 30, 2004 and 2003 follows. Cash earnings data is shown both with and without the second quarter 2004 repositioning charge.

(dollars in thousands, except per share data)

                               For the                 For the
                         Three Months Ended       Six Months Ended
                              June 30,                June 30,
                       ----------------------- -----------------------
                           2004        2003        2004        2003
                       ------------ ---------- ------------ ----------
Net income               $42,755     $71,752    $172,778     $139,120
Additional
 contributions to
 tangible stockholders'
 equity:
  Amortization and
   appreciation of
   shares held in
   stock-related
   benefit plan            2,041       2,110       5,331        3,821
  Associated tax
   benefits                2,216       8,250      25,531        9,057
  Dividends on
   unallocated ESOP
   shares                  1,267       1,010       2,331        1,911
  Amortization of core
   deposit intangibles     2,860       1,500       5,720        3,000
                        ----------   --------   ----------   ---------
Total additional
 contributions to
 tangible stockholders'
 equity                    8,384      12,870      38,913       17,789
                        ----------   --------   ----------   ---------
Cash earnings            $51,139     $84,622    $211,691     $156,909
                        ==========   ========   ==========   =========
Adjustments to cash
 earnings:
  Net loss on sales of
   securities relating
   to balance sheet
   repositioning         157,215          --     157,215           --
  Income tax benefit on
   adjustment            (62,336)         --     (62,336)          --
                        ----------   --------   ----------   ---------
Cash earnings excluding
 charge                 $146,018     $84,622    $306,570     $156,909
                        ==========   ========   ==========   =========

CASH EARNINGS DATA
 EXCLUDING REPOSITIONING
 CHARGE:
Basic cash earnings per
 share (1)                 $0.56       $0.48       $1.18        $0.87
Diluted cash earnings
 per share (1)              0.55        0.47        1.13         0.86
Cash return on average
 assets                     2.10%       2.78%       2.34%        2.59%
Cash return on average
 stockholders' equity      18.71       25.30       19.04        23.50
Cash efficiency ratio      17.17       22.41       17.28        23.14

CASH EARNINGS DATA:
Basic cash earnings per
 share (1)                 $0.20       $0.48       $0.81        $0.87
Diluted cash earnings
 per share (1)              0.19        0.47        0.78         0.86
Cash return on average
 assets                     0.74%       2.78%       1.62%        2.59%
Cash return on average
 stockholders' equity       6.55       25.30       13.15        23.50

(1) Per-share amounts for the three and six months ended June 30, 2003 have been adjusted to reflect a 4-for-3 stock split on February 17, 2004.

                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                              (unaudited)

                                        Three Months Ended June 30,
                                      --------------------------------
                                                    2004
                                      --------------------------------
                                                               Average
                                        Average                Yield/
                                        Balance     Interest    Cost
                                      ------------  ---------  -------

Assets:
 Interest-earning assets:
  Mortgage and other loans, net       $11,247,740   $160,822     5.72%
  Debt and equity securities            2,799,591     35,782     5.11
  Mortgage-backed and -related
   securities                          10,528,652    132,533     5.04
  Money market investments                 21,076         63     1.20
                                      ------------  ---------  -------
 Total interest-earning assets         24,597,059    329,200     5.35
 Non-interest-earning assets            3,230,425
                                      ------------
 Total assets                         $27,827,484
                                      ============
Liabilities and Stockholders' Equity:
 Interest-bearing deposits:
   NOW and money market accounts       $2,496,536     $5,355     0.86%
   Savings accounts                     2,860,141      3,434     0.48
   Certificates of deposit              3,807,475     10,446     1.10
   Mortgagors' escrow                     107,324         71     0.26
                                      ------------  ---------  -------
 Total interest-bearing deposits        9,271,476     19,306     0.83
   Borrowed funds                      14,421,005     74,667     2.07
                                      ------------  ---------  -------
 Total interest-bearing liabilities    23,692,481     93,973     1.59
 Non-interest-bearing deposits            742,416
 Other liabilities                        270,167
                                      ------------
 Total liabilities                     24,705,064
 Stockholders' equity                   3,122,420
                                      ------------
Total liabilities and stockholders'
 equity                               $27,827,484
                                      ============
 Net interest income/interest rate
  spread                                            $235,227     3.76%
                                                    =========  =======
 Net interest-earning assets/net
  interest margin                        $904,578                3.83%
                                      ============             =======
 Ratio of interest-earning assets to
  interest-bearing liabilities                                   1.04x
                                                               =======

 Core deposits                         $6,099,093     $8,789     0.58%
                                      ============  =========  =======

                                        Three Months Ended June 30,
                                      --------------------------------
                                                    2003
                                      --------------------------------
                                                               Average
                                        Average                Yield/
                                        Balance     Interest    Cost
                                      ------------  ---------  -------

Assets:
 Interest-earning assets:
  Mortgage and other loans, net        $5,692,559   $105,710     7.43%
  Debt and equity securities            1,550,720     22,904     5.91
  Mortgage-backed and -related
   securities                           3,505,411     33,386     3.81
  Money market investments                 55,799        310     2.22
                                      ------------  ---------  -------
 Total interest-earning assets         10,804,489    162,310     6.01
 Non-interest-earning assets            1,365,065
                                      ------------
 Total assets                         $12,169,554
                                      ============
Liabilities and Stockholders' Equity:
 Interest-bearing deposits:
   NOW and money market accounts       $1,186,501     $2,208     0.74%
   Savings accounts                     1,694,859      2,889     0.68
   Certificates of deposit              1,773,848      9,011     2.03
   Mortgagors' escrow                      61,686         --       --
                                      ------------  ---------  -------
 Total interest-bearing deposits        4,716,894     14,108     1.20
   Borrowed funds                       5,010,725     39,847     3.18
                                      ------------  ---------  -------
 Total interest-bearing liabilities     9,727,619     53,955     2.22
 Non-interest-bearing deposits            490,222
 Other liabilities                        613,727
                                      ------------
 Total liabilities                     10,831,568
 Stockholders' equity                   1,337,986
                                      ------------
Total liabilities and stockholders'
 equity                               $12,169,554
                                      ============
 Net interest income/interest rate
  spread                                            $108,355     3.79%
                                                    =========  =======
 Net interest-earning assets/net
  interest margin                      $1,076,870                4.01%
                                      ============             =======
 Ratio of interest-earning assets to
  interest-bearing liabilities                                   1.11x
                                                               =======

 Core deposits                         $3,371,582     $5,097     0.60%
                                      ============  =========  =======

                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                              (unaudited)

                                         Six Months Ended June 30,
                                      --------------------------------
                                                    2004
                                      --------------------------------
                                                               Average
                                        Average                Yield/
                                        Balance     Interest    Cost
                                      ------------  ---------  -------

Assets:
 Interest-earning assets:
  Mortgage and other loans, net       $10,848,670   $317,021     5.84%
  Debt and equity securities            2,495,021     69,813     5.60
  Mortgage-backed and -related
   securities                           9,425,440    237,917     5.05
  Money market investments                 42,530        297     1.40
                                      ------------  ---------  -------
 Total interest-earning assets         22,811,661    625,048     5.48
 Non-interest-earning assets            3,379,998
                                      ------------
 Total assets                         $26,191,659
                                      ============
Liabilities and Stockholders' Equity:
 Interest-bearing deposits:
  NOW and money market accounts       $ 2,441,019   $ 12,219     1.00%
  Savings accounts                      2,863,473      7,531     0.53
  Certificates of deposit               3,951,307     17,714     0.90
  Mortgagors' escrow                       84,645        115     0.27
                                      ------------  ---------  -------
 Total interest-bearing deposits        9,340,444     37,579     0.80
  Borrowed funds                       12,719,302    138,726     2.18
                                      ------------  ---------  -------
 Total interest-bearing liabilities    22,059,746    176,305     1.60
 Non-interest-bearing deposits            689,859
 Other liabilities                        222,528
                                      ------------
 Total liabilities                     22,972,133
 Stockholders' equity                   3,219,526
                                      ------------
Total liabilities and stockholders'
 equity                               $26,191,659
                                      ============
 Net interest income/interest rate
  spread                                            $448,743     3.88%
                                                    =========  =======
 Net interest-earning assets/net
  interest margin                        $751,915                3.93%
                                      ============             =======
 Ratio of interest-earning assets to
  interest-bearing liabilities                                   1.03x
                                                               =======

 Core deposits                         $5,994,351    $19,750     0.66%
                                      ============  =========  =======

                                         Six Months Ended June 30,
                                      --------------------------------
                                                    2003
                                      --------------------------------
                                                               Average
                                        Average                Yield/
                                        Balance     Interest    Cost
                                      ------------  ---------  -------

Assets:
 Interest-earning assets:
  Mortgage and other loans, net        $5,616,473   $208,966     7.44%
  Debt and equity securities            1,360,044     41,514     6.10
  Mortgage-backed and -related
   securities                           3,663,462     77,811     4.25
  Money market investments                 48,809        593     2.43
                                      ------------  ---------  -------
 Total interest-earning assets         10,688,788    328,884     6.15
 Non-interest-earning assets            1,410,172
                                      ------------
 Total assets                         $12,098,960
                                      ============
Liabilities and Stockholders' Equity:
 Interest-bearing deposits:
  NOW and money market accounts        $1,190,670     $5,994     1.01%
  Savings accounts                      1,674,465      7,064     0.84
  Certificates of deposit               1,841,243     19,787     2.15
  Mortgagors' escrow                       47,442         --       --
                                      ------------  ---------  -------
 Total interest-bearing deposits        4,753,820     32,845     1.38
  Borrowed funds                        4,847,227     79,382     3.28
                                      ------------  ---------  -------
 Total interest-bearing liabilities     9,601,047    112,227     2.34
 Non-interest-bearing deposits            480,259
 Other liabilities                        682,174
                                      ------------
 Total liabilities                     10,763,480
 Stockholders' equity                   1,335,480
                                      ------------
Total liabilities and stockholders'
 equity                               $12,098,960
                                      ============
 Net interest income/interest rate
  spread                                            $216,657     3.81%
                                                    =========  =======
 Net interest-earning assets/net
  interest margin                      $1,087,741                4.05%
                                      ============             =======
 Ratio of interest-earning assets to
  interest-bearing liabilities                                   1.11x
                                                               =======

 Core deposits                         $3,345,394    $13,058     0.78%
                                      ============  =========  =======

                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
             (dollars in thousands, except per share data)
                              (unaudited)

                                  For the               For the
                             Three Months Ended    Six Months Ended
                                  June 30,             June 30,
                            -------------------- ---------------------
                               2004        2003       2004       2003
                            ---------- --------- ---------- ----------
EARNINGS DATA EXCLUDING
 REPOSITIONING CHARGE
 (1):
Net income                $137,634     $71,752    $267,657   $139,120
Basic earnings per
 share (2)                    0.53        0.41        1.03       0.78
Diluted earnings per
 share (2)                    0.51        0.40        0.99       0.76
Return on average
 assets                       1.98%       2.36%       2.04%      2.30%
Return on average
 stockholders' equity        17.63       21.45       16.63      20.83
Return on average
 tangible stockholders'
 equity                      50.78       43.16       45.14      42.00
Efficiency ratio (3)         17.94       23.89       18.31      24.52

GAAP EARNINGS DATA:
Net income                 $42,755     $71,752    $172,778   $139,120
Basic earnings per
 share (2)                    0.16        0.41        0.66       0.78
Diluted earnings per
 share (2)                    0.16        0.40        0.64       0.76
Return on average
 assets                       0.61%       2.36%       1.32%      2.30%
Return on average
 stockholders' equity         5.48       21.45       10.73      20.83
Return on average
 tangible stockholders'
 equity                      15.77       43.16       29.14      42.00
Operating expenses to
 average assets               0.69        1.12        0.72       1.12
Interest rate spread          3.76        3.79        3.88       3.81
Net interest margin           3.83        4.01        3.93       4.05
Shares used for basic
 EPS computation (2)   259,949,465 176,454,773 260,307,258 179,403,296
Shares used for diluted
 EPS computation (2)   267,700,667 180,722,036 270,616,820 182,786,860

                                          At June 30,  At December 31,
                                          -----------  ---------------
                                             2004           2003
                                          -----------  ---------------
BALANCE SHEET DATA:
Book value per share                       $11.71         $11.40
Tangible book value per
 share                                       3.83           3.38
Stockholders' equity to
 total assets                               12.62%         12.24%
Tangible stockholders'
 equity to tangible assets                   4.51           3.97
Shares used for book value
 computation                          259,630,289    251,580,425
Total shares issued and
 outstanding                          264,493,040    256,649,073

ASSET QUALITY RATIOS:
Non-performing loans to
 loans, net                                  0.19%          0.33%
Non-performing assets to
 total assets                                0.14           0.15
Allowance for loan losses to
 non-performing loans                      348.62         228.01
Allowance for loan losses to
 loans, net                                  0.66           0.75

(1) Amounts for the three and six months ended June 30, 2004 exclude the impact of a $94.9 million, or $0.35 per diluted share, after-tax loss on the sale of securities relating to the balance sheet repositioning.
(2) Share amounts for the three and six months ended June 30, 2003 have been adjusted to reflect a 4-for-3 stock split on February 17, 2004.
(3) Ratios for the three and six months ended June 30, 2004 exclude a net loss on the sale of securities of $157.2 million relating to the balance sheet repositioning.


    CONTACT: Investor Relations
             New York Community Bancorp, Inc.
             Ilene A. Angarola, 516-683-4420